Exhibit 21

               DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES
                           SUBSIDIARIES OF THE COMPANY
                                 MARCH 31, 1996


Subsidiary                                State of Incorporation
- ----------                                ----------------------
Precision Echo, Inc.                           Delaware
Photronics Corp.                               New York
Technology Applications & Service Company      Delaware
DRS Systems Management Corporation             Delaware
Ahead Technology, Inc.                         Delaware
OMI Acquisition Corp.                          Delaware
Ahead Technology Acquisition Corp.             Delaware
DRS/MS, Inc.                                   Delaware